Exhibit 99.1

PEGASYSTEMS INC. One Rogers Street Cambridge, MA 02142-1590. USA

Ken Stillwell	June 1, 2016

Dear Ken:

Pegasystems is pleased to offer you the position of Chief Administrative Officer, Chief Financial Officer and Senior Vice President, presently reporting directly to Alan Trefler. This offer is contingent upon the successful completion of our pre-employment process and upon your signing the enclosed Standards Letter. Your starting salary for this position will be paid at a biweekly rate of $15,384.61 at the annualized rate of $400,000.00. You will also be eligible to participate in our Corporate Incentive Compensation Plan (CICP), at a target rate of 50% of your base salary which in 2016 is $200,000.00 on an annualized basis. Your 2016 CICP will be pro-rated based on your start date and in accordance with the terms of the CICP in effect for each applicable year, bringing your potential annualized on target earnings to $600,000.00.

As a demonstration of the company’s commitment to you, we will provide you with an equity grant for which Pega’s future financial statements will incur $3,000,000.00 of expense. The value of this equity grant will be comprised of 60% stock options and 40% Restricted Stock Units (RSUs) pursuant to our Long-Term Incentive Plan and is contingent on Compensation Committee approval at the meeting following your date of hire. The number of RSUs and Options granted will be determined based on the closing price of our common stock on the first business day of the month following Compensation Committee approval. The full terms of this grant will be conveyed to you in a separate document after you become a Pegasystems employee. In consideration of this aggressive new hire grant, January 2018 will be the estimated timeframe for consideration for your next equity grant

In addition, Pega agrees to provide you a $200,000.00 sign-on bonus which will be made upon date of hire. If you voluntarily terminate your employment or Pegasystems terminates you for cause within 12 months of your date of hire, you agree to repay the sign on bonus payment made to you, within 30 days of your termination date, to the extent that is not recouped by Pegasystems by withholding salary, variable remuneration, vacation pay, expense reimbursement or any other payments due to your upon such termination.

You will be eligible to participate in the benefit programs which Pegasystems makes available to similarly situated employees, providing the option to elect individual or family coverage in our medical, dental and vision plans. In addition, we offer a tuition reimbursement program, a 401(k) plan, and medical and dependent care reimbursement accounts which enable you to pay for eligible expenses with pre-tax dollars. Pega will also provide you with short-term disability, long-term disability, life insurance and long-term care insurance. You will accrue paid time-off in accordance with Pegasystems’ Paid Time-Off Policy which will provide 20 days of vacation per year. Your vacation is prorated during your first year of employment. A summary of these benefits are included for your convenience. Please note that our compensation and benefit plans are subject to change at any time.

This offer of employment is not a contract. Pegasystems is an at-will employer and either you or Pegasystems may terminate employment at any time. In the event that Pegasystems terminates your employment without cause, you will be entitled to severance equal to six months of base salary, plus an additional month for each year of service with a maximum of 12 months, provided that you sign a mutually acceptable form of release. In the event of a change of control and termination of your employment as CAO and CFO, all unvested Pega equity will accelerate.

As discussed, we would like you to begin working as a full-time employee as soon as possible, but no later than Wednesday, July 6, 2016. As a condition of employment, we require you to sign and return the enclosed Standards Letter and provide proper employment authorization. Please note that as a requirement to work in the United States, you must complete the Employment Eligibility Verification (I-9) form and bring with you the required supporting identification. We would appreciate a written response by 12:00pm on June 10, 2016. Please send both your signed Offer Letter and Standards Letter to our Cambridge office, in care of Kate Guarino (kate.guarino@pega.com).

Please do not hesitate to call Alan or me with any questions. We are all delighted at the prospect of your joining our staff and working with us!

Sincerely,

/s/ Jeffrey Yanagi

Jeff Yanagi

Senior Vice President, Human Resources

I accept the terms of this offer letter and will begin work at Pegasystems on July 6, 2016.

/s/ Ken Stillwell	June 8, 2016
Ken Stillwell	Date

web www.pega.com

phone (1) 617.374.9600